AMENDMENT NO. 16 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 16 TO ADMINISTRATION AGREEMENT (this “Amendment”), made this 20 day of December, 2023 (the “Amendment Effective Date”), between RiverPark Funds Trust a statutory trust formed under the laws of the State of Delaware (the “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of September 8, 2010, as amended by Amendment No. 1, dated October 1, 2011; Amendment No. 2, dated April 1, 2012; Amendment No. 3, dated May, 2013; Amendment No. 4, dated August 12, 2013; Amendment No. 5, dated January 29, 2015; Amendment No. 6, dated August 10, 2015; Amendment No. 7, dated October 1, 2015; Amendment No. 10, dated October 1, 2016, Amendment No. 11 dated August 7, 2018, Amendment No. 12 dated May 8, 2019, Amendment No. 13 dated August 19, 2022, Amendment No. 14 dated October 1, 2022, and Amendment No. 15 dated June 30, 2023 (together, the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide certain administration services on behalf of the Trust;

2.	The parties acknowledge and agree that due to a numbering error, no Amendment No. 8 or Amendment No. 9 to the Agreement exist; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule I (Funds). From and after the Amendment Effective Date, Schedule I (Portfolios) is hereby deleted in its entirety and replace with Schedule I (Portfolios) attached hereto as Attachment 1 and made a part herewith,

3.	Schedule III (Schedule of Fees). From and after the Amendment Effective Date, Schedule III (Schedule of Fees) is hereby deleted in its entirety and replaced with the Schedule III (Schedule of Fees) attached hereto as Attachment 2 and made a part herewith.

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

5.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

6.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their respective permitted successors and assigns.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		RIVERPARK FUNDS TRUST

By:	/s/ John Alshefski	By:	/s/ Morty Schaja
Name:	John Alshefski	Name:	Morty Schaja
Title:	SVP	Title:	President

Attachment 1

Schedule I

Portfolios

RiverPark Large Growth Fund

RiverPark/Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark CMBS Floating Rate Fund

RiverPark/Next Century Growth Fund

RiverPark/Next Century Large Growth Fund

Attachment 2

Schedule III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. Each Portfolio will be charged its pro rata portion of the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on aggregate net assets of the Trust*):

Trust Assets	Basis Points
First $1 billion in aggregate net assets	[]
Next $1 billion in aggregate net assets	[]
Next $2 billion in aggregate net assets	[]
Aggregate net assets in excess of $4 billion	[]

Annual Minimum Fee (calculated and paid on a monthly basis):

•	The Annual Minimum Fee shall be $[] for the first six Portfolios and increased by $[] per new Portfolio added beyond six Portfolios, reduced by $[] for each Portfolio removed leaving at least five Portfolios in the Trust, and reduced by $[] for each Portfolio removed leaving less than five Portfolios in the Trust.

Additional Classes:

•	$[] per annum per class for each class in excess of two per Portfolio

GRC Fees:

N-PORT and N-CEN

•	$[] per Fund per annum for equity strategy Funds
•	$[] per Fund per annum for fixed income strategy Funds
•	$[] per Fund per annum for non-exchange traded strategy Funds

18F-4

•	$[] per Fund annual fee for active derivatives Funds
•	$[] per Fund annual fee for limited use Funds
•	$[] per Fund annual fee for “Bring your own VAR” method

Expense Reimbursement:

All reasonable expenses incurred by the Administrator on behalf of a Portfolio will be billed to the applicable Portfolio quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and Trust’s requirements as set forth in its Trust Materials as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in Trust’s assets or the investment objective of a Portfolio will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.